Exhibit 5.1

March 23, 2005

Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, Florida 33445

Ladies and Gentlemen:

     As General Counsel of Office Depot, Inc., a Delaware corporation (the “Company”), the undersigned has participated in the preparation of a registration statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof (the “Registration Statement”) in connection with the Office Depot Long-Term Equity Incentive Plan, as amended (the “Long-Term Plan”). The Registration Statement registers 15,000,000 shares of the Company’s common stock, $.01 par value (“Common Stock”), for the Long-Term Plan (the “Long-Term Plan Shares”), and the preferred share purchase rights (the “Rights”) attached to each of the Long-Term Plan Shares (collectively, the “Shares”). This opinion is given with respect to the Long-Term Plan Shares to the extent they are newly issued shares of Common Stock.

     In connection therewith, I have examined (i) the Company’s Restated Certificate of Incorporation as amended to the date hereof (“Charter”) and the Company’s Bylaws as amended to the date hereof; (ii) the Long-Term Plan, (iii) the Rights Agreement, dated as of September 4, 1996, as amended and restated as of November 25, 2003, between the Company and Mellon Investor Services, L.L.C., as Rights Agent, (the “Rights Agreement”), providing for the issuance of the Rights; (iv) resolutions adopted by the Board of Directors of the Company on (a) September 3, 1996, providing, among other things, for distribution of the Rights and approving the Rights Agreement, (b) October 23, 2003, with respect to the Amended and Restated Rights Agreement, and (c) February 19, 2004, with respect to the registration of the Shares; and (v) such other corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. I have assumed that there will be no changes to such documents and agreements, or expiration thereof, after the date hereof which would affect the opinions expressed herein. I have also reviewed the relevant statutory provisions of the General Corporation Law of the State of Delaware and such other legal authority in Delaware as I have deemed relevant.

     For purposes of the opinion related to the Rights expressed herein, I have assumed that (1) the Company has sufficient authorized but unissued shares of preferred stock fully to provide for the exercise of the Rights without amendment of the Company’s Charter to increase the number of authorized but unissued shares of preferred stock, (2) no member of the Board of Directors of the Company has any personal interest therein (except for an interest arising solely from ownership of Common Stock), and (3) in approving the Rights Agreement and the transactions provided for therein, each member of the Board of Directors of the Company has discharged his duties in the good faith exercise of his business judgment, in a manner he reasonably believed to be in the best interest of the Company and its shareholders and with such care as an ordinarily prudent person in a like position would use under similar circumstances and that he did not act solely or primarily to perpetuate his office. Nothing has come to my attention, after due inquiry with respect thereto, that would lead me to believe that I am not justified in relying on such assumptions.

     Based upon the foregoing, I am of the opinion that:

     1. The shares of Common Stock, when issued in accordance with the terms set forth in the Plan and as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

     2. The Rights, when issued in accordance with the terms of the Rights Agreement and as contemplated by the Registration Statement, will be, subject to the terms of the Rights Agreement, (a) validly issued and (b) binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies generally and general principles of equity.

     The undersigned hereby consents to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ David C. Fannin

David C. Fannin
Executive Vice President, General Counsel
& Corporate Secretary